Exhibit 10.1

GAS PROCESSING AGREEMENT

This GAS PROCESSING AGREEMENT (“Agreement”) is made and entered into this 21st day of September, 2011, by and between  CHIPETA PROCESSING LLC, a Delaware limited liability company (“Processor”), and GASCO ENERGY, INC., (“Processing Customer”).  Processor and Processing Customer may be referred to individually as “Party,” and collectively as the “Parties.”

SECTION 1.        SCOPE OF AGREEMENT AND DEFINITIONS.

(a)           Scope of Agreement.  Processing Customer agrees to deliver Gas, and Processor agrees to receive and process Gas and redeliver Residue Gas, in accordance with this Agreement.  Subject to the terms of this Agreement, Processor shall have the exclusive right to receive into its Processing Plant and process all Gas owned or controlled by Processing Customer within the Dedication Area, or which is delivered at the Plant Receipt Point by Questar and with respect to which Processing Customer has the right to process.

(b)           General Terms and Conditions.  This Agreement incorporates, and is subject to, the General Terms and Conditions attached hereto, together with the Exhibits attached hereto.  In the event of a conflict between the provisions of this Agreement and the General Terms and Conditions or the Exhibits, the provisions of this Agreement shall prevail.

(c)           Defined Terms.  For purposes of this Agreement, the General Terms and Conditions and the Exhibits attached hereto, the following definitions shall apply:

(1)           Chipeta Plant.  The term “Chipeta Plant” means Processor’s primary Processing Plant for the services provided hereunder located in Section 15, Township 9 South, Range 22 East, Uintah County, Utah.  The Chipeta Plant includes all facilities within the “Chipeta Plant Complex” and appurtenant facilities.

(2)           Chipeta Plant Complex.  The term “Chipeta Plant Complex” has the meaning given to such term in the Declaratory Order issued by the Federal Energy Regulatory Commission in FERC Docket No. CP09-48-000 (128 FERC ¶ 61,122).

(3)           Contracted Cryogenic Capacity.  The Term “Contracted Cryogenic Capacity” means the daily quantity of cryogenic processing capacity specified in Section 5(a)(2) (Option 1), by a Contracted Cryogenic Customer.

(4)           Contracted Cryogenic Customer.  The term “Contracted Cryogenic Customer” means a Processing Customer which has selected Option 1 under Section 5(a)(2) of this Agreement and specified a Contracted Cryogenic Capacity equal to or greater than 15,000 Mcf/d.

(5)           Contracted Cryogenic Customer Overrun Quantity.  The term “Contracted Cryogenic Customer Overrun Quantity” means the Net Delivered Volume of Gas tendered for processing under this Agreement by a Contracted Cryogenic Customer in excess of the Contracted Cryogenic Capacity reserved by such Customer pursuant to Section 5(a)(2) of this Agreement.

(6)           Effective Date.  The term “Effective Date” means the date when processing service through the Processing Plant commences.

(7)           FERC.  The term “FERC” means the Federal Energy Regulatory Commission.

(8)           Gas.  The term “Gas” means all hydrocarbon and non-hydrocarbon substances produced from natural gas and/or oil wells and remaining in a gaseous state at the Plant Receipt Point.

(9)           Historic Capacity.  The term “Historic Capacity” means the quantity of processing capacity at the Processing Plant expressly or impliedly reserved by Processor to satisfy its contractual obligations under Processor’s Gas Processing Agreements with each Historic Customer for processing of such Customer’s Gas.

(10)         Historic Customer.  The term “Historic Customer” means any entity which, prior to March 1, 2011, entered into a contract with Processor for processing capacity and processing services at the Processing Plant.

(11)         Interruptible Cryogenic Customer.  The term “Interruptible Cryogenic Customer” means a Processing Customer which has selected Option 2 under Section 5(a)(2) of this Agreement.

(12)         Keep Whole Gas.  The term “Keep Whole Gas” means the fraction, if any, of Processing Customer’s Gas to which neither cryogenic processing or refrigeration processing capacity is allocated under Section 5(b)(3) and (4) of this Agreement, including Gas with respect to which Processor exercises it right under Section 8.2(iii) of the General Terms and Conditions to cease processing for the reasons set forth in such Section.

(13)         ML 104.  The term “ML 104” means Questar’s Main Line 104 facilities.

(14)         ML 40.  The term “ML 40” means collectively the portion of Questar’s Main Line 40 and laterals JL 45, 46 and 47 described in Section 3(a)(1)(B) of this Agreement.

(15)         Nameplate Capacity.  The term “Nameplate Capacity” means the stated design capacity of the cryogenic processing facilities at the Chipeta Plant, which capacity shall be deemed to be 600 MMcf/day on and after the in-service date of Train III.

(16)         Net Delivered Volume.  The term “Net Delivered Volume” means the aggregate volume of Processing Customer’s Gas delivered at the Questar Receipt Points, adjusted to reflect the proportionately allocated change, if any, between the aggregate volume measured at all Questar Receipt Point(s) and the volume measured at the Plant Receipt Point, minus two-tenths of one percent (0.20%) Processing Plant Fuel.

(17)         Processing Plant.  The term “Processing Plant” means the Chipeta Plant as well as any other plant or third party arrangement that Processor enters into to process all of Processing Customer’s Gas committed for processing pursuant to this Agreement.  Such term includes the Natural Buttes Plant.

(18)         Plant Products.  The term “Plant Products” means commercial sulfur, carbon dioxide, nitrogen, helium, argon, other inert gases, ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, pentanes plus, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane included in any of the aforementioned products, which are separated, extracted, or condensed from Gas processed in the Processing Plant.

(19)         Plant Receipt Point.  The term “Plant Receipt Point” means the inlet flange of the custody transfer meter where Gas is delivered by Questar to the Processing Plant.

(20)         Questar.  The term “Questar” means Questar Pipeline Company.

(21)         Questar Receipt Point.  The term “Questar Receipt Point” means the point on ML 40 at which Processing Customer’s Gas is delivered to Questar for transportation and delivery to the Plant Receipt Point.

(22)         Receipt Point Thermal Content.  The term “Receipt Point Thermal Content” means the Thermal Content, based on the data provided by Questar pursuant to Section 4(b)(1) of this Agreement, of the Net Delivered Volume of Processing Customer’s Gas delivered to Processor at the Plant Receipt Point.

(23)         Redelivery Point.  The term “Redelivery Point” means the point(s) at which Residue Gas is redelivered by Processor to Processing Customer, or to Processing Customer’s designee, or to others entitled thereto, as designated on Exhibit B.

(24)         Refrigeration Processing Customer.  The term “Refrigeration Processing Customer” means a Processing Customer which has selected Option 3 under Section 5(a)(2) of this Agreement.

(25)         Residue Gas.  The term “Residue Gas” means Gas which is redelivered by Processor to, or for the account of, Processing Customer at the Redelivery Point(s), as required under the terms of this Agreement.

(26)         Thermal Content.  The term “Thermal Content” means,

(A)          in the case of Gas, the product of the measured volume in Mcf multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base and expressed in MMBtus; and

(B)           in the case of Plant Products, the product of the measured volume in gallons multiplied by the Gross Heating Value per gallon.

The determination of Thermal Content shall be based upon, inter alia, data provided by Questar pursuant to Section 4(b)(1) of this Agreement.

(27)         Train III.  The term “Train III” means a 300 MMcf/d cryogenic processing facility to be located at the Chipeta Plant.

(28)         In addition to the definitions set forth in this subsection, capitalized terms not defined in this subsection are given the meaning given to such terms under the relevant provision of this  Agreement or the General Terms and Conditions attached hereto.  In the event of a conflict between any definition in the General Terms and Conditions and a definition in this Agreement, the definition in this Agreement shall prevail.

SECTION 2.        EFFECTIVE DATE AND TERM.

(a)           Effective Date.

(1)           Not less than three (3) days prior to the date when processing service through the Processing Plant is scheduled to commence, Processor shall provide Processing Customer written notice of such scheduled date.  Processor shall thereafter notify Processing Customer on a timely basis of any delays in such scheduled date.

(2)           The obligations and duties of the Parties under Sections 4 through 7 of this Agreement shall become effective on the Effective Date following the notice provided to Processing Customer by Processor in accordance with paragraph (1) of this subsection.

(3)           Processor shall provide written notice to the Processing Customer of the in-service date of Train III.

(b)           Primary Term.

(1)           Unless extended pursuant to paragraph (2) of this subsection, this Agreement shall remain in full force and effect for a “Primary Term” of ten (10) years following the first day of the first Accounting Period commencing on or after the in-service date of Train III.

(2)           Upon expiration of the Primary Term or any extension thereof under this paragraph, the term of this Agreement shall be extended for a period of one (1) year unless terminated by either Party giving written notice to the other Party not less than one hundred eighty (180) days prior to the expiration of the then-current term.

SECTION 3.        CONDITIONS PRECEDENT.

(a)           For Processing Customer.  The obligations of Processing Customer are contingent upon the following conditions precedent, all of which must have occurred (or been waived by Processing Customer) on or before December 31, 2012.  If any of the conditions precedent have not been satisfied, or waived by Processing Customer, on or before December 31, 2012, the obligations of the Parties under this Agreement shall thereafter be void and of no further force and effect.

(1)           On or before December 31, 2012, Questar shall have —

(A)          completed construction and placed into service the extension of ML 104 approved in FERC Docket No. CP11-25-000; and

(B)           established a separate chricondentherm hydrocarbon dew point (“CHDP”) standard for a portion of Questar’s Main Line 40 and laterals JL 45, 46 and 47, and completed construction of any ancillary facilities, converting this segment of Main Line 40 to a high CHDP Gas line for delivery of Gas to the Processing Plant.

(2)           On or before December 31, 2012, Processor shall have completed construction of Train III and discharge pipeline facilities to connect the Processing Plant to Questar’s interstate natural gas transportation facilities.

(3)           On or before December 31, 2012, Processor shall have provided written notice to Processing Customer of the date when processing service through the Processing Plant shall commence.

(b)           For Processor.  The obligations of Processor are contingent upon the following conditions precedent, all of which must have occurred (or been waived by Processor) on or before the date specified herein.  If all of the conditions precedent have not been satisfied, or waived by Processor, on or before December 31, 2012, the obligations of the Parties under this Agreement shall thereafter be void and of no further force and effect.

(1)           On or before December 31, 2012, Questar shall have obtained all required regulatory approvals from the FERC, in form and substance satisfactory to Questar and to Processor, authorizing Questar to construct and operate the extension of ML 104.

(2)           On or before December 31, 2012, Questar shall have completed construction and placed into service the extension of ML 104 approved in FERC Docket No. CP11-25-000;

(3)           On or before December 31, 2012, Processor shall have obtained a clarification, in form and substance satisfactory to Processor, from the FERC of the Declaratory Order issued in FERC Docket No. CP09-48-000 (128 FERC ¶ 61,122) that, following modifications necessary to facilitate receipt of  Gas from ML 40, the “Plant Interconnect Line” (as described in such Order) will retain its non-jurisdictional status, exempt from regulation under the Natural Gas Act; and

(4)           On or before December 31, 2012, Processor shall have obtained (i) all necessary right-of-way easements for construction of certain plant pipeline facilities across federal, state and/or tribal lands, and (ii) consent from the Ute Indian Tribe of the Uintah and Ouray Reservation (the “Tribe”) pursuant to the Surface Use and Access Agreement (“SU&A Agreement”) between Kerr-McGee Oil and Gas Onshore LP and the Tribe, dated November 15, 2006, and waiver by the Tribe of the fee specified in Section 1(b)(v) of the SU&A Agreement.

SECTION 4.        PROCESSING CUSTOMER OBLIGATIONS.

(a)           Delivery of Gas.  Commencing on the Effective Date —

(1)           Processing Customer shall discontinue all processing operations upstream from the Processing Plant, other than those on-lease facilities required to comply with Questar’s CHDP standard for ML 40 or for use in on-lease field operations.

(2)           Processing Customer shall meet its obligation to deliver Processing Customer’s Gas to Processor by utilizing services provided under an agreement with Questar to deliver Processing Customer’s Gas connected to ML 40 to the Plant Receipt Point for processing.

(b)           Authorization To Provide Data.  On or before the Effective Date, Processing Customer shall execute and deliver to Processor written authorization, in form and substance satisfactory to Questar, authorizing Questar to determine the quantity and composition of the Gas delivered by Processing Customer to Questar at each Questar Receipt Point, and to provide to Processor information respecting the volume, Btu content, and composition of the Gas delivered by Processing Customer to Questar at each such Questar Receipt Point.

(1)           The determination of the composition of Processing Customer’s Gas at the Questar Receipt Point(s), the measurement of volume and the measurement of Thermal Content by Questar shall be in accordance with Article 14 of Questar’s Gas Tariff on file with the FERC.  The measurement of volume and Thermal Content by Processor shall be in accordance with Article 6 of the General Terms and Conditions.

(2)           Processor agrees to treat the information provided to Processor by Questar under this subsection as confidential and to utilize such information solely for purposes of administering this Agreement.

(c)           Disposition of Residue Gas.  With respect to Residue Gas redelivered by Processor to Processing Customer or for Processing Customer’s account, Processing Customer shall dispose of such Residue Gas in accordance with Exhibit C.

SECTION 5.        RESERVATION AND ALLOCATION OF PROCESSING PLANT CAPACITY.

(a)           Designation Of Contracted Service.

(1)           Processing Customer shall have the option to select from the following services under this Agreement:

(A)          Option 1:               To reserve, effective on the commencement of operation of Train III, a specified amount of capacity in the Processing Plant for cryogenic processing, within the Nameplate capacity, of Processing Customer’s Gas, provided that such Customer’s Contracted Cryogenic Capacity is at least equal to 15,000 Mcf/d.  To the extent that cryogenic processing capacity is not allocated to Contracted Cryogenic Customer’s Gas pursuant to subsection (b)(4) or (5) of this Section, Option 1 includes refrigeration processing service and compression service.

(B)           Option 2:               To contract effective on the commencement of operation of Train III, for cryogenic processing of Processing Customer’s Gas to the extent that cryogenic processing capacity within the Nameplate Capacity is available, without reserving any specified Contracted Cryogenic Capacity.   To the extent that cryogenic processing capacity is not allocated to Interruptible Cryogenic Customer’s Gas pursuant to subsection (b)(4) or (5) of this Section, Option 2 includes refrigeration processing service and compression service.

(C)           Option 3:               To contract for refrigeration processing service at the Processing Plant.  To the extent that refrigeration processing capacity is not allocated to Refrigeration Processing Customer’s Gas pursuant to subsection (b)(4) or (5) of this Section, Option 3 includes compression service.

(2)           Processing Customer hereby elects (check one and initial):

☐	Option 1	Contracted Cryogenic Capacity: 25,000 Mcf/d	/s/MKD
(Initial)

☐	Option 2	Interruptible Cryogenic Processing
(Initial)

☐	Option 3	Refrigeration Processing
(Initial)

(3)           If Processing Customer has elected service under Option 1 —

(A)          commencing the first Accounting Period following the in-service date of Train III, Processing Customer shall deliver at the Plant Receipt Point an average daily Net Delivered Volume equal to at least Ninety percent (90%) of the Contracted Cryogenic Capacity specified in paragraph (2) (Option 1) of this subsection (the “Minimum Daily Quantity”) during each subsequent Accounting Period.

(B)           following the first twelve Accounting Periods commencing after the in-service date of Train III, and annually thereafter, Processor shall determine whether Processing Customer failed to deliver to Processor during the immediately preceding twelve Accounting Periods (“Annual Accounting Period”) a quantity of Gas equal to or greater than the product of the Minimum Daily Quantity times the aggregate number of days in the Annual Accounting Period (“Minimum Annual Quantity”).

(i)            If Processing Customer fails to deliver to Processor the Minimum Annual Quantity in any Annual Accounting Period, Processor shall determine the deficient Gas quantity for such Period and Processing Customer agrees to pay Processor an amount  (“Deficiency Payment”) determined by multiplying —

(I)            the Cryogenic Processing Fee set forth in Section 6(a)(1)(B) of this Agreement (as adjusted pursuant to Section 6(e))

by

(II)           such deficient Gas quantity.

(ii)           Processing Customer shall not be obligated to make a Deficiency Payment with respect to any volumes which Processing Customer attempted to deliver to Processor during such Annual Accounting Period and Processor was unable to receive and process.

(iii)          Processing Customer shall pay the Deficiency Payment within thirty (30) days after receipt of an invoice from Processor for the Deficiency Payment amount, setting forth the basis on which such Deficiency Payment was calculated in sufficient detail to enable Processing Customer to verify such amount.

(b)           Allocation of Processing Plant Capacity.

(1)           Processing Customer shall be entitled to receive cryogenic processing service or refrigeration processing service in accordance with the capacity allocation methodology set forth in this subsection.

(2)           Capacity constraints may exist from time to time requiring curtailment or interruption of cryogenic processing service and/or refrigeration processing service, and curtailment or interruption of cryogenic processing service and/or refrigeration processing service may also be necessary for other reasons.  Processor may decline to schedule and/or may curtail cryogenic processing service and/or refrigeration processing service:

(A)          due to Force Majeure;

(B)           due to routine repair and maintenance reasonably determined necessary or prudent by Processor;

(C)           to rectify imbalances or to conform physical flows to nominations;

(D)          to maintain plant integrity;

(E)           if there is a dispute over title, ownership or right to tender or to receive Gas; or

(F)           to fulfill Processor’s contractual obligations with respect to Historic Capacity.

(3)           For the purposes of scheduling and curtailing processing of Gas at the Processing Plant prior to the in-service date of Train III, and in the case of cryogenic processing capacity, within the Nameplate Capacity, processing capacity at the Processing Plant shall be allocated in accordance with the following schedule —

(A)          first, to the Net Delivered Volume of each Historic Customer, pro rata based on the ratio of each such Customer’s Historic Capacity to the sum of the aggregate Historic Capacity of all such Customers;

(B)           second, to the Net Delivered Volume of Contracted Cryogenic Customers, pro-rata based on the ratio of the Contracted Cryogenic Customer’s Contracted Cryogenic Capacity to the aggregate Contracted Cryogenic Capacity of all such Customers;

(C)           third, pro rata, to the Net Delivered Volume of Interruptible Cryogenic Customers;

(D)          fourth, pro rata, to the Net Delivered Volume of Gas of Refrigeration Processing Customers; and

(E)           thereafter to the Net Delivered Volume of all other Gas.

(4)           For the purposes of scheduling and curtailing processing of Gas at the Processing Plant on and after the in-service date of Train III, and in the case of cryogenic processing capacity, within the Nameplate Capacity, processing capacity at the Processing Plant shall be allocated in accordance with the following schedule —

(A)          first, to the Net Delivered Volume of each Historic Customer and each Contracted Cryogenic Customer up to such Customer’s Historic Capacity (in the case of

Historic Customers) and Contracted Cryogenic Capacity (in the case of Contracted Cryogenic Customers), pro rata based on the ratio of each such Customer’s Historic Capacity or Contracted Cryogenic Capacity (as the case may be) to the sum of the aggregate Historic Capacity and the aggregate Contracted Cryogenic Capacity of all such Customers;

(B)           second, to the Net Delivered Volume of Historic Customers in excess of such Customer’s Historic Capacity and to Contracted Cryogenic Customer Overrun Quantities pro rata based on the ratio of each such Customer’s Historic Capacity (in the case of Historic Customers) or Contracted Cryogenic Capacity (in the case of Contracted Cryogenic Customers) to the sum of the aggregate Historic Capacity and the aggregate Contracted Cryogenic Capacity of all such Customers;

(C)           third, pro rata, to the Net Delivered Volume of Interruptible Cryogenic Customers;

(D)          fourth, pro rata, to the Net Delivered Volume of Refrigeration Processing Customers; and

(E)           thereafter to the Net Delivered Volume of all other Gas.

(5)           Gas shall be allocated in accordance with the service contracted under Section 5(a)(2) and the priorities set forth in paragraphs (3) and (4) of this subsection (b) first to cryogenic processing to the extent that such capacity is available within the Nameplate Capacity and, thereafter, to refrigeration processing to the extent that such capacity is available.

SECTION 6.         PROCESSING FEES AND CONSIDERATION.

(a)           Processing Fees.  As full consideration for the processing of Gas delivered hereunder —

(1)           Processing Customer shall pay Processor the applicable Processing Fee listed below, plus Processing Customer’s pro rata share of all applicable electric compression costs —

(A)          for Refrigeration Processing Service contracted under Section 5(a)(2), a Processing Fee equal to $0.12 (as adjusted pursuant to subsection (e)) multiplied by the fraction of the Receipt Point Thermal Content of such Customer’s Gas to which refrigeration processing capacity is allocated under Section 5(b)(3) or (4); and

(B)           for Cryogenic Processing Service contracted under Section 5(a)(2), a Processing Fee equal to $0.33 (as adjusted pursuant to subsection (e)) multiplied by the fraction of the Receipt Point Thermal Content of  such Customer’s Gas to which cryogenic processing capacity is allocated under Section 5(b)(3) or (4).

(2)           Processor shall —

(A)          pay Processing Customer a sum equal to 100% of the Net Sales Price, determined pursuant to Section 7 of this Agreement, for each gallon of Processing Customer’s allocated Plant Products determined in accordance with subsection (c) of this Section; and

(B)           redeliver to Processing Customer or for Processing Customer’s account, at the Redelivery Point(s), 100% of the quantity of Processing Customer’s Residue Gas determined in accordance with subsection (d) of this Section;

except that, with respect to the fraction of the Receipt Point Thermal Content of Processing Customer’s Gas to which neither cryogenic nor refrigeration processing capacity is allocated under Section 5(b)(3) or (4), Processor shall not be obligated to pay such Customer for any Plant Products which may have been entrained in the Gas at the Plant Receipt Point, and Processor shall redeliver to Processing Customer or for Processing Customer’s account, at the Redelivery Point(s), a quantity of Residue Gas equal to the Receipt Point Thermal Content.

(3)           Payment by Processor to Processing Customer of the proceeds specified in paragraph (2)(A) and delivery by Processor to Processing Customer or for Processing Customer’s account of the quantity of Processing Customer’s Residue Gas specified in paragraph (2) shall entitle Processor to own and retain for its own account and benefit, all portions of Processing Customer’s Gas not redelivered under paragraph (2), including all Plant Products, together with all components thereof, which are recovered by Processor in the Processing Plant.

(b)           Keep Whole Gas.  With respect to Keep Whole Gas —

(1)           Processing Customer shall pay its pro rata share of all applicable electric compression costs;

(2)           Processor shall not be obligated to pay for Plant Products which may have been entrained in Keep Whole Gas at the Plant Receipt Point;

(3)           Processor shall redeliver at the Redelivery Point a quantity of Residue Gas equal to the Receipt Point Thermal Content of Keep Whole Gas received at the Plant Receipt Point; and

(4)           redelivery by Processor of the quantity of Residue Gas specified in paragraph (3) shall entitle Processor to own and retain for its own account and benefit, all portions of such Keep Whole Gas not redelivered under paragraph (3), including all Plant Products entrained in such Keep Whole Gas at the Plant Receipt Point.

(c)           Determination of Processing Customer’s Allocated Plant Products.  For purposes of subsections (a)(2) and (3) of this Section, the total quantity of each Plant Product allocated to Processing Customer’s Gas shall be determined in accordance with the following formula:

(1)                                  Quantity of applicable Plant Product = [A * B * C * D]

Where:

A              =     the gallons of the respective Plant Products per Mcf,

(i)          except during periods described in clause (ii), as determined from the Questar Receipt Point chromatographic analysis specified in paragraph 6.2 f. of the General Terms and Conditions, and

(ii)         during any period when Questar delivers Gas from ML 40 to another processor or to any delivery point other than the Plant Receipt Point, as determined from the chromatographic analysis specified in paragraph 6.2 f. of the General Terms and Conditions performed by Processor at the Plant Receipt Point on the commingled Gas delivered by Questar;

B                =      the Net Delivered Volume in Mcf of Processing Customer’s Gas;

C                =      the Online Plant Performance Percentage (stated as a decimal fraction) for the applicable period; and

D               =      the Fixed Recovery Percentage (stated as a decimal fraction) for the respective Plant Product.

(2)           For purposes of the formula set forth in paragraph (1) of this subsection —

(A)          The Fixed Recovery Percentage for purposes of factor “D” shall be determined in accordance with the following tables:

(i)            During periods in which and to the extent that refrigeration processing capacity is allocated to such Gas under Section 5(b)(3) and (4):

REFRIGERATION PROCESSING

PLANT PRODUCT	FIXED RECOVERY PERCENTAGE
Propane	16%
Iso-butane	35%
Normal butane	38%
Natural gasoline	72%

(ii)           During periods, other than periods described in subparagraph (iii), in which and to the extent that cryogenic processing capacity is allocated to such Gas under Section 5(b)(3) and (4):

CRYOGENIC PROCESSING

PLANT PRODUCT	FIXED RECOVERY PERCENTAGE
Ethane	80%
Propane	94%
Iso-butane	95%
Normal butane	95%
Natural gasoline	95%

(iii)          During any period in which cryogenic processing is performed and Processor rejects ethane at the Processing Plant, to the extent that cryogenic (ethane rejection) processing capacity is allocated to such Gas under Section 5(b)(3) and (4):

CRYOGENIC PROCESSING

(ETHANE REJECTION)

PLANT PRODUCT	FIXED RECOVERY PERCENTAGE
Ethane	20%
Propane	80%
Iso-butane	92%
Normal butane	92%
Natural gasoline	95%

(B)           The Online Plant Performance Percentage (stated as a decimal fraction) for purposes of factor “C” shall be determined separately with respect to cryogenic processing capacity and refrigeration processing capacity in accordance with the following:

(Days in Accounting Period X 24) — Downtime
Total Accounting Period Hours

Where:

Downtime equals the total Processing Plant downtime during the Accounting Period as recorded by the Processing Plant operating logs (or reports).

Total Accounting Period Hours equals the number of days in the applicable Accounting Period times 24.

(i)            Where 100% of the Net Delivered Volume of Gas is allocated exclusively to cryogenic processing or exclusively to refrigeration processing during an Accounting Period, the Online Performance Percentage shall be the applicable percentage for the type of processing capacity allocated to such Gas.

(ii)           Where a portion of the Net Delivered Volume of Gas is allocated cryogenic processing capacity during the Accounting Period and a portion is allocated refrigeration processing capacity during the Accounting Period, the Online Performance for each processing service shall be the applicable percentage for the type of processing allocated during the period in which such service was provided.  The aggregate Plant Products allocated to Processing Customer for such Accounting Period shall be the sum of the Plant Products computed for each form of processing capacity allocated to such Net Delivered Volume during each applicable period.

(3)           The Plant Products Thermal Content shall be the product of —

(i)            the allocated volume of each Plant Product (in gallons), multiplied by

(ii)           the Gross Heating Value per gallon for such Plant Product.

(4)           The per gallon Gross Heating Value for each Plant Product shall be as published in the Standard Table of Physical Constants of Paraffin Hydrocarbons in GPA Publication 2145-95, “fuel as ideal Gas,” as the same might be revised from time to time.

(d)           Determination of Processing Customer’s Residue Gas.

Processing Customer’s share of Residue Gas (“Processing Customer’s Residue Gas”) shall equal the Receipt Point Thermal Content of Processing Customer’s Gas minus the aggregate Plant Products Thermal Content allocated to Processing Customer’s Gas.

(e)           CPI-U Index Adjustment.

(1)           Except as provided in paragraph (2), all Processing Fees and the $0.0125 per gallon fee for transportation of Plant Products described in Section 7(a)(2) and 7(b)(2) of this Agreement will be adjusted on an annual basis in proportion to the percentage change, from the preceding calendar year, in the Consumer Price Index — All Urban Consumers (“CPI-U Index”) as published by the U.S. Department of Labor, Bureau of Labor Statistics.  The foregoing adjustment shall be made effective January 1, 2013 and each January 1 thereafter during the Term of this Agreement (including any extension(s) thereof), and shall reflect the percentage change in the CPI-U Index during the immediately preceding calendar year.

(2)           In no event shall the adjustment set forth in paragraph (1) result in a decrease of either such Processing Fee or such per-gallon transportation fee from the amount of the respective Processing Fee or per-gallon transportation fee in effect during the calendar year immediately preceding the effective date of the adjustment.

SECTION 7.         PLANT PRODUCT PRICING.  For purposes of Section 6(a)(2)(A) of this Agreement, the “Net Sale Price” of each component of individual Plant Products allocated to Processing Customer’s Gas shall be determined in accordance with this Section.

(a)                                  Quantity Up To Commitment Volume.

(1)           Contracted Cryogenic Customer commits to deliver at the Questar Receipt Points during each Accounting Period Gas containing an average of 1,158 Barrels per day of Plant Products (“Plant Product Commitment Volume”).

(2)           If the Plant Product Commitment Volume is greater than zero, the “Net Sales Price” of each component of individual Plant Products allocated to Contracted Cryogenic Customer’s Gas, up to an aggregate quantity equivalent to the Monthly Aggregate Plant Product Commitment Volume, shall equal the FOB plant price based on the net price per gallon received by Processor, from its marketing affiliate in a market based transaction, at Mt. Belvieu, by component, less Processor’s direct or indirect sales costs and expenses (which shall include a $0.0125 per gallon fee (as adjusted pursuant to Section 6(e)) for transportation of Plant Products from the Processing Plant to the MAPL pipeline), fractionation charges, tank car rentals, Taxes (excluding income taxes), Processor’s actual costs incurred in transporting Plant Products to the point of sale, and similar marketing costs and expenses incurred by Processor, to determine a net price FOB the Plant.

(A)          Where the aggregate quantity of Plant Products sold during any Accounting Period exceeds the quantity equivalent to the Monthly Aggregate Plant Product Commitment Volume,

(i)            Plant Products equivalent to the Monthly Aggregate Plant Product Commitment Volume shall be allocated proportionately among the individual Plant Products in the same ratio as the quantity of each individual Plant Product sold during such Accounting Period bears to the aggregate quantity of Plant Products sold during such Period; and

(ii)           the Net Sales Price established under subsection (b) of this Section shall apply to the quantity of Plant Products in excess of the quantity allocated under clause (i) of this subparagraph.

(3)           If, during any Accounting Period, Contracted Cryogenic Customer fails to deliver Gas containing an average daily quantity of Plant Products equal to or greater than the Plant Product Commitment Volume, Contracted Cryogenic Customer shall incur a deficiency payment obligation of $0.08 per gallon multiplied by the deficient number of Plant Product gallons in the applicable Accounting Period (“Plant Product Deficiency Payment”).  Contracted Cryogenic Customer shall pay the Plant Product Deficiency Payment to Processor within thirty (30) days after receipt by such Customer of an invoice from Processor for such Plant Product Deficiency Payment, setting forth the basis on which such Plant Product Deficiency Payment was calculated in sufficient detail to enable such Customer to verify such amount.

(4)           For purposes of this Section, the term “Monthly Aggregate Plant Product Commitment Volume” means the Plant Product Commitment Volume specified in subsection (a)(1) of this Section multiplied by the number of days in the Accounting Period.

(b)           Quantity In Excess Of Commitment Volume; Zero Commitment Volume.

(1)           During each Accounting Period, the Net Sales Price shall be determined in accordance with paragraph (2) of this subsection —

(A)          for 100% of the Plant Products allocated to Interruptible Cryogenic Customer’s and Refrigeration Processing Customer’s Gas, and

(B)           for the quantity of Plant Products allocated to Contracted Cryogenic Customer’s Gas in excess of the aggregate quantity equivalent to the Monthly Aggregate Plant Product Commitment Volume.

(2)           The Net Sales Price of each component of individual Plant Products allocated to Processing Customer’s Gas shall equal the FOB plant price based on the net price per gallon received by Processor, from its marketing affiliate in a market based transaction,  by component for the total volume of each individual Plant Product sold at the Processing Plant during the relevant Accounting Period, less Processor’s direct or indirect sales costs and expenses (which shall include a $0.0125 per gallon fee (as adjusted pursuant to Section 6(e)) for transportation of Plant Products from the Processing Plant to the MAPL pipeline), fractionation charges, tank car rentals, Taxes (excluding income taxes), Processor’s actual costs incurred in transporting Plant Products to the point of sale, and similar marketing costs and expenses incurred by Processor, to determine a net price FOB the Plant.

SECTION 8.         NOTICES.  Except as otherwise provided in this section, all notices, statements, invoices or other communications required or permitted between the Parties shall be in writing and shall be considered as having been given if delivered by mail, courier, hand delivery, or facsimile or electronic means

(e-mail) to the other Party at the designated address or facsimile numbers, provided that any communication by e-mail shall be effective only if acknowledged by an electronic notice of receipt.  Normal operating instructions can be delivered by telephone or other agreed means.  Notice of events of Force Majeure may be made by telephone and confirmed in writing within a reasonable time after the telephonic notice.  Monthly statements, invoices, payments and other communications shall be deemed delivered when actually received.  Either Party may change its address, e-mail or facsimile and telephone numbers upon written notice to the other Party:

Processing Customer:	GASCO Energy, Inc.
Address:	8 Inverness Drive East, Suite 100
Englewood, CO 80112
Attention: Mr. W. King Grant
Telephone:	(303) 483-0044
Facsimile:	(303) 483-0011
E-mail	kgrant@gascoenergy.com

Processor:	Chipeta Processing LLC
Address:	P.O. Box 137779
Denver, CO 80217-3779
Attention: Contract Administration
Telephone:	(720) 929-6000
Facsimile:	(720) 929-3906
E-mail:	marian.kleinbach@anadarko.com

SECTION 9.         EXECUTION.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one instrument.  Facsimile, PDF and other similar signatures shall be treated for all purposes as if they are originals.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

GASCO ENERGY INC.		CHIPETA PROCESSING LLC
By WGR Operating, LP
Its Managing Partner

By:	/s/ Michael Decker	By:	/s/ Donald R. Sinclair

Name:	Michael Decker	Name:	Donald R. Sinclair

Title:	EVP/COO	Title:	President

ANADARKO UINTAH MIDSTREAM
(With respect to Exhibit C only)

		By:	/s/ Danny Rea

		Name:	Danny Rea

		Title:	Vice President, Midstream

GENERAL TERMS AND CONDITIONS

Attached to and made a part of that certain

Gas Processing Agreement

between

GASCO ENERGY INC., as “Processing Customer”

and

Chipeta Processing LLC, as “Processor”

Dated:  September 21, 2011

ARTICLE 1:  DEFINITIONS

Accounting Period.  With respect to the calendar month in which the Effective Date occurs, the period commencing on commencement of processing service hereunder and ending at 12:00 am, Mountain Time, on the first day of the next succeeding calendar month, and thereafter, the period commencing at 12:00 a.m., Mountain Time, on the first day of such succeeding calendar month and ending at 12:00 a.m., Mountain Time, on the first day of each succeeding calendar month.

Affiliate.  As to the Person specified, any person controlling, controlled by or under common control with such Person, with the concept of control meaning the possession, directly or indirectly, of a beneficial or economic ownership of at least 50 percent of another.

Barrels.  Forty-Two U.S. Gallons measured at 60°F.

Btu.  The amount of heat required to raise the temperature of 1 pound of water from 59°F to 60°F.

Cubic Foot.  The volume of Gas contained in one Cubic Foot of space at a standard pressure base of 14.73 pounds per square inch absolute (psia) and a standard temperature base of 60° F.

Dedication Area.  The lands, wells and/or leaseholds described on Exhibit A.

Force Majeure.  Any cause or condition not within the commercially reasonable control of the Party claiming suspension and which by the exercise of commercially reasonable diligence, such Party is unable to prevent or overcome.

Gross Heating Value.  The number of Btus produced by the combustion, on a dry basis and at a constant pressure, of the amount of the Gas which would occupy a volume of 1 Cubic Foot at a temperature of 60°F and at a pressure of 14.73 psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.  Hydrogen sulfide shall be deemed to have no heating value.

Indemnifying Party and Indemnified Party.  As defined in Article 10, below.

Interest(s).  Any right, title, or interest in lands and the right to produce oil and/or Gas therefrom whether arising from fee ownership, working interest ownership, mineral ownership, deed, lease, assignment, or otherwise, or arising from any pooling, unitization or communitization of any of the foregoing rights.

Losses.  Any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, judgment, lien, fine or penalty asserted by a third party unaffiliated with the Party incurring such, and which are incurred by the applicable Indemnified Party on account of injuries (including death) to any person or damage to or destruction of any property, sustained in connection with or arising out of the matters for which the Indemnifying Party has indemnified the applicable Indemnified Party.

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Mcf.  1,000 Cubic Feet.

MMBtu.  1,000,000 Btus.

MMcf.  1,000,000 Cubic Feet.

Processing Plant Fuel.  Gas utilized as fuel or power in the Processing Plant, including lost and unaccounted for Gas (L&U), which is deducted in determining Net Delivered Volume.

Taxes.  All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of the Gas, or upon the handling, transmission, compression, processing, treating, conditioning, distribution, sale, delivery or redelivery of the Gas, including all of the foregoing now existing or in the future imposed or promulgated.

ARTICLE 2:  PROCESSING CUSTOMER COMMITMENTS

2.1.          Processing Customer hereby commits and agrees to deliver at the Receipt Point(s) Gas attributable to Interests now owned, controlled or hereafter acquired by Processing Customer in the Dedicated Area, including all Gas from the Dedicated Area which Processing Customer has the right to process.

2.2.          Processing Customer shall keep Processor timely informed with respect to Processing Customer’s volume forecasts and shall provide reasonable advance notice to Processor of any scheduled adjustments.

ARTICLE 3:  OPERATION OF PROCESSOR’S FACILITIES

3.1.          Subject to the other provisions of this Agreement, Processor shall receive into the Processing Plant all Gas, when tendered in accordance with this Agreement, that Processing Customer commits and agrees to deliver under the provisions of Section 1(a) of the Agreement and that meets the otherwise applicable conditions under this Agreement.

ARTICLE 4:  RECEIPT POINTS AND CONDITIONS — INTENTIONALLY OMITTED

ARTICLE 5:  GAS QUALITY

5.1.          Gas delivered by Processing Customer to the Questar Receipt Point(s) shall:

a.             be commercially free from dust, gum, gum-forming constituents, liquid hydrocarbons, free water, diluent, and other liquids and solids;

b.             contain not more than 10 parts per million by volume of oxygen, and Processing Customer shall make every effort to keep Gas free from oxygen;

c.             contain not more than ¼ grain(s) of hydrogen sulfide per 100 Cubic Feet of Gas;

d.             contain not more than one grain(s) of total sulfur, including, but not limited to, sulfur in hydrogen sulfide and mercaptans, per 100 Cubic Feet of Gas;

e.             contain not more than 3% by volume total inerts, including but not limited to nitrogen and carbon dioxide;

f.              contains not more than 2% by volume carbon dioxide;

g.             have a temperature not greater than 120°F, nor less than 40°F;

h.             contain not more than 7 pounds per Mcf of water vapor;

i.              not contain measurable quantities of mercury;

j.              have a Gross Heating Value of not less than 1080 BTU per Cubic Foot;

k.             with the exception of Btu content and CHDP specifications, not exceed any of the specifications of the downstream pipelines at the Redelivery Points as they may exist from time to time.

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l.              not contain other objectionable substances, including, but not limited to, polychlorinated biphenyls, which may be injurious to pipelines, people, property, or the environment which may interfere with its transportation or makes the Gas unmarketable or unacceptable at any Redelivery Point.

5.2.          If Gas tendered by Processing Customer should fail to meet any one or more of the above specifications from time to time, then:

a.             Processor may accept delivery of the non-conforming Gas from Questar at the Plant Receipt Point, and such receipt shall not be construed as a waiver or change of standards for future Gas volumes; or

b.             Processor may, at its sole discretion, direct Questar to cease receiving the non-conforming Gas from Processing Customer, and notify Processing Customer that Questar has, or will, cease receiving the non-conforming Gas at the Questar Receipt Point.

5.3.          If the Gas as delivered at the Questar Receipt Point contains contaminants not in conformance with the specifications in Section 5.1., Processing Customer shall be responsible for, and shall reimburse Processor for all actual expenses, damages and costs resulting from Delivery of such Gas by Questar at the Plant Receipt Point without regard to whether the Gas so delivered conforms with the specifications in Section 5.1.

ARTICLE 6:  MEASUREMENT EQUIPMENT AND PROCEDURES

6.1.          The volume of Gas will be measured by a primary and secondary measurement device that is accepted by industry, state, and federal regulatory agencies.  The most common primary devices are orifice or ultrasonic meter tubes.  These devices shall comply with the American Petroleum Institute - Manual of Petroleum Measurement Standards, 14.3, American Gas Association Report No. 3, and Report No. 9, (Latest Revisions) where applicable.  The secondary measurement device shall be an electronic flow meter (“EFM”) that includes a temperature recording system.  The EFM shall meet and be capable of performing volume calculations according to the current standards prescribed in the American Gas Association Report No. 3, Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Parts 1-4, and shall comply with the American Petroleum Institute — Manual of Petroleum Measurement Standards, Chapter 21, Section 1 — Electronic Gas Measurement, (Latest Revisions).

6.2.          The unit of volume for measurement of Gas delivered hereunder shall be one thousand (1,000) Cubic feet of Gas at a base temperature of sixty degrees Fahrenheit (60°F) and at an absolute pressure base of 14.73 psia.

6.3.          For purposes of measurement hereunder, the atmospheric (barometric) pressure shall be the average actual atmospheric pressure for the geographical area as determined by the Processor.  If the pressure transmitter being used is capable of measuring actual atmospheric pressure, then actual atmospheric pressure may be used.

6.4.          Processor shall determine the Gas stream composition, specific gravity, and gross Heating Values based on any of the following:  spot samples, composite samples, on-line Gas chromatograph analysis or portable Gas chromatograph analysis.  The component analysis of the Gas shall be performed by Gas chromatography in accordance with GPA 2261 and 2172 or any pertinent revisions thereto or replacements thereof.  Gas samples shall be obtained in accordance with the procedures set forth in the Gas Processor’s Association Standard 2166 (Latest Revision) “Obtaining Natural Gas Samples for Analysis by Gas Chromatography” and American Petroleum Institute 14.1 Section 1 (Latest Revision).

6.5.          The sampling frequency will be no less than semi-annually or more often if deemed necessary by Processor.

6.6.          Tests for oxygen, carbon dioxide, sulphur, and hydrogen sulfide content of the Gas delivered hereunder shall be made as often as

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deemed necessary by Processor, by means commonly used and accepted in the industry.

6.7.          Deviation from Boyle’s Law at the pressure, specific gravities and temperatures upon delivery shall be calculated by the NX-19 as outlined or described in the American Gas Association Report “Manual for the Determination of Super Compressibility” or AGA 8, Gross or Detail methods as outlined or described in the AGA Report No. 8 entitled “Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases”.

6.8.          All measuring equipment, housing, devices, and materials shall be of standard manufacture and will, with all related equipment, appliances, and buildings, be maintained and operated by Processor at Processor’s expense.  All testing equipment shall be provided by Processor at Processor’s expense.

6.9.          Processing Customer may, at its option and expense, install and operate check meters to monitor Processor’s meters.  Such meters shall be for check purposes only and shall not be used in the measurement of Gas for the purposes of this Agreement except as provided for in this Agreement.  The installation and operation thereof shall be done entirely by Processing Customer and shall not interfere in any way with the operation of Processor’s meter.  The use of a share bar tubing system shall not be permitted.  Processing Customer shall also have the right to access, for monitoring purposes, data at Processor’s Receipt Point(s) meters by way of a Supervisory Control and Data Acquisition system, so long as the same does not interfere with Processor’s System.

6.10.        Processor’s custody meters shall be tested and calibrated by Processor semi-annually or more often if deemed necessary by Processor.  If Processing Customer desires to witness any of the tests provided for herein, Processing Customer shall so advise Processor in writing.  If Processing Customer has so advised Processor, then Processor shall give Processing Customer sufficient notice in advance of such tests so that Processing Customer may have its representative present to observe adjustments, if any, which are made.

6.11.        When any test shows an error of more than two percent (2%) in measurement, correction shall be made for the period during which the measurement instruments were in error first by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculations or second by using the registration of Processing Customer’s check meter, if installed and registering accurately.  If neither such method is feasible, correction shall be made by estimating the quantity and quality delivered, based upon deliveries under similar conditions during a period of time when the equipment was registering accurately.  If the period during which the measurement was in error cannot be ascertained, correction shall be made for one-half (1/2) of the period elapsed since the last date of test, and the measuring instrument shall be adjusted immediately to measure accurately.

6.12.        Production equipment upstream of the Receipt Point(s) shall be designed and operated in a manner that will not interfere with acceptable measurement standards.  If such interference is detected, Processor shall notify Processing Customer and Processing Customer shall have sixty (60) Days to correct or cause to be corrected the problems causing measurement errors due to pulsation, vibration, or harmonic wave distortion caused by compressors, pumps, or other production equipment upstream of the Receipt Point(s).  Volume inaccuracies greater than or equal to one half of one percent (1/2%) that are found to be the result of pulsation, vibration, or harmonic wave distortion caused by compressors, pumps, or other production equipment upstream of the Receipt Point(s) will be corrected and adjustments made back to the point in time when the inaccuracies first occurred.

6.13.        With respect to the measurement of Gas under this Agreement, Processor and Processing Customer shall have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other, at all times during business

4

hours, but the reading, calibration, and adjustment of such equipment and changing of charts shall be done only by the Party owning such equipment.  Each Party shall preserve all original test data, charts and other similar records in such Party’s possession, for a period of at least two (2) years or the time required by any governmental agency, whichever is greater.  Upon written request by either Party, all such data, charts, and other similar records will be made available to the requesting Party, subject to return within sixty (60) Days after receipt thereof.

ARTICLE 7:  ALLOCATIONS — INTENTIONALLY OMITTED

ARTICLE 8:  PAYMENTS

8.1.          Processor shall provide Processing Customer with a statement explaining fully how all consideration due (including deductions) under the terms of this Agreement was determined not later than the last day of the Accounting Period following the Accounting Period for which the consideration is due.

8.2.          Any sums due Processor under this Agreement shall be paid no later than 15 days following the date of the statement furnished under 8.1., above.  Late payments shall accrue interest at the rate of 1.5% per month until paid.  If Processing Customer is more than 10 days late in making any payment or if Processor has reasonable grounds for insecurity regarding the performance of any obligation under this Agreement (whether or not then due) by Processing Customer (including, without limitation, a material change in the creditworthiness of Processing Customer), then in addition to all other rights and remedies of Processor, Processor may (i) sell for Processing Customer’s account Residue Gas otherwise deliverable to Processing Customer pursuant to this Agreement and apply amounts received against Processing Customer’s account, (ii) setoff amounts owing by Processor or its Affiliates to Processing Customer pursuant to this Agreement or any other agreement against amounts owing by Processing Customer to Processor pursuant to this Agreement; or (iii) cease processing Processing Customer’s Gas until Processing Customer’s account is brought current, with interest.

8.3.          Any sums due Processing Customer under this Agreement shall be paid no later than the last day of the Accounting Period following the Accounting Period for which the payment is due.  During any Accounting Period, if Processing Customer owes any amounts to Processor under this Agreement, Processor may deduct those amounts from the amounts otherwise due Processing Customer hereunder before making payment to Processing Customer.

8.4.          Either Party, on 60 days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement.  The scope of any audit shall be limited to transactions affecting the Gas hereunder within the immediate geographic region of the Dedication Area and the Processing Plant, and shall be limited to the 24-month period immediately prior to the month in which the audit is requested. However, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each 12 months.  All statements, allocations, measurements, computations, charges, or payments made in any period prior to the 24 month period immediately prior to the month in which the audit is requested, or made in any 24 month period for which the audit is requested but for which a written claim for adjustments is not made within 90 days after the audit is requested, shall be conclusively deemed true and correct and shall be final for all purposes.  To the extent that the foregoing varies from any applicable statute of limitations, the Parties expressly waive all such applicable statutes of limitations.

8.5.          If Processor has reasonable grounds for insecurity regarding the performance of any obligation under this Agreement (whether or not then due) by Processing Customer (including,

5

without limitation, the occurrence of a material change in the creditworthiness of Processing Customer), Processor may demand Adequate Assurance of Performance, which shall be furnished within five (5) Days of such demand. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to Processor, including, but not limited to, a standby irrevocable letter of credit, a prepayment, or a performance bond or guaranty (from an issuer of such security acceptable to Processor).

ARTICLE 9:  FORCE MAJEURE

9.1.          In the event a Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with commercially reasonable diligence.  The Party affected by Force Majeure shall provide the other Party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure within a reasonable time after the affected Party learns of the occurrence of the Force Majeure event.  The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the Party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty.

ARTICLE 10:  LIABILITY AND INDEMNIFICATION

10.1.        As among the Parties hereto, Processing Customer and any of its designees shall be in custody, control and possession of the Gas hereunder, including any portion thereof which accumulates as liquids, until that Gas is delivered to the Receipt Point, and after any portion of the Residue Gas is redelivered to or for the account of Processing Customer at the Redelivery Point.

10.2.        As among the Parties hereto, Processor and any of its designees shall be in custody, control and possession of the Gas hereunder, including any portion thereof which accumulates as liquids, after that Gas is delivered at the Plant Receipt Point and until any portion of the Residue Gas is redelivered to or for the account of Processing Customer at the Redelivery Point.

10.3.        Each Party (“Indemnifying Party”) hereby covenants and agrees with the other Party, and its Affiliates, and each of their directors, officers and employees (“Indemnified Parties”), that except to the extent caused by the Indemnified Parties’ gross negligence or willful conduct, the Indemnifying Party shall protect, defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any and all Losses incurred by the Indemnified Parties to the extent those Losses arise from or are related to:  (a) the Indemnifying Party’s facilities; or (b) the Indemnifying Party’s possession and control of the Gas.

ARTICLE 11:  TITLE

11.1.        Processing Customer represents and warrants that it owns, or has the right to commit, all Gas committed under this Agreement and to deliver that Gas to the Plant Receipt Points for the purposes of this Agreement, free and clear of all liens, encumbrances and adverse claims.  Processing Customer hereby indemnifies Processor against and holds Processor harmless from any and all Losses arising out of or related to any breach of the foregoing representation and warranty.

11.2.        Title to all Gas, including all constituents thereof, shall remain with Processing Customer at all times; provided, however, that title to all Gas retained by Processor and not redelivered to Processing Customer hereunder (including all Plant Products entrained in such Gas and recovered in the Processing Plant) shall pass to Processor at the Plant Receipt Point.

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ARTICLE 12:  UNPROFITABLE GAS OR OPERATIONS

12.1.        In the event it has become unprofitable for Processor to (A) continue to receive Processing Customer’s Gas at the Plant Receipt Point, or (B) continue to operate its Processing Plant (or any portion thereof), in each case for a period of at least 2 consecutive Accounting Periods, and Processor reasonably determines that the unprofitable receipt of Gas or operation of its Processing Plant will likely continue, Processor shall have the right to give Processing Customer a written notice of unprofitability, which notice shall include sufficient documentation to substantiate the claim of unprofitability.

12.2.        The Parties shall attempt in good faith to negotiate mutually acceptable terms to provide for continued delivery of Gas at the Plant Receipt Point.  If the Parties cannot agree on those terms within 30 days following the notice of unprofitability, then either Party may terminate this Agreement.  If the unprofitable circumstances affect the operation of the Processing Plant, Processor may terminate this Agreement upon the expiration of 30 days following the written notice of unprofitable operations.

12.3.        If Processor determines in good faith that the aggregate quantity of Gas tendered for processing in any period is less than the minimum rate at which the processing equipment to which such Gas would be allocated capacity under Section 5(b)(3) and (4) of the Agreement may be operated economically, Processor may decline to operate such processing equipment until the rate at which Gas is tendered for processing by such equipment exceeds such minimum economic rate.

12.4.        If, following the conversion of ML 40 to a high CHDP Gas line, FERC orders or approves a further change to Questar’s minimum Btu or CHDP standards applicable to ML 40, and Processor determines in good faith that such change could result in a decrease in the quantity or composition of entrained natural gas liquids, or in an increase in inert gases or contaminants, in the Gas delivered to the Plant Receipt Point, Processor shall have the right to terminate this Agreement.  Processor shall provide thirty (30) days notice to Processing Customer prior to termination of this Agreement.

ARTICLE 13:  ROYALTY AND TAXES

13.1.        Processing Customer shall have the sole and exclusive obligation and liability for the payment of all persons due any proceeds derived from the Gas delivered under this Agreement, including royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds.  In no event will Processor have any obligation to those persons due any of those proceeds of production attributable to the Gas under this Agreement.

13.2.        Processing Customer shall pay and be responsible for all Taxes levied against or with respect to Gas delivered or services provided under this Agreement which apply to the Gas prior to delivery of the Gas to Processor.  Processor shall under no circumstances become liable for those Taxes.

13.3.        Processing Customer hereby agrees to defend and indemnify and hold Processor harmless from and against any and all Losses, arising from the payments made by Processing Customer in accordance with Sections 13.1. and 13.2., above, including, without limitation, Losses arising from claims for the nonpayment, mispayment, or wrongful calculation of those payments.

ARTICLE 14:  RIGHTS-OF-WAY. — INTENTIONALLY OMITTED

ARTICLE 15:  MISCELLANEOUS

15.1.        The failure of any Party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

15.2.        THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND

7

ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.  This Agreement shall (except for the covenants running with the land set forth above) further be construed in accordance with the Uniform Commercial Code as from time to time in effect in that State; provided, if any provisions of this Agreement contradict, vary or are inconsistent with the applicable provisions of the Uniform Commercial Code or other applicable law, then, to the extent permitted by law, the applicable provisions of this Agreement shall constitute a waiver of the those provisions of the Uniform Commercial Code or other applicable law.

15.3.        This Agreement shall extend to and inure to the benefit of and be binding upon the Parties, and their respective successors and assigns, including any assigns of Processing Customer’s Interests covered by this Agreement.  No assignment of this Agreement shall be binding on either of the Parties until the first day of the Accounting Period following the date a certified copy of the instrument evidencing that sale, transfer, assignment or conveyance has been delivered to the other Party.  Further, if Processing Customer is the assigning or transferring Party, Processing Customer shall notify its assignee of the existence of this Agreement and obtain the ratification required above, prior to such assignment.  No assignment by either Party shall relieve that Party of its continuing obligations and duties hereunder without the express consent of the other Party.

15.4.        The Parties agree to keep the terms of this Agreement confidential and not disclose the same to any other persons, firms or entities without the prior written consent of the other Party; provided, the foregoing shall not apply to disclosures compelled by law or court order; or to disclosures to a Party’s financial advisors, consultants, attorneys, banks, institutional investors and prospective purchasers of property provided those persons, firms or entities likewise agree to keep this Agreement confidential.

15.5.        In the event any published price index referred to in this Agreement ceases to be published, the Parties shall mutually agree to an alternative published price index representative of the published price index referred to in this Agreement.

15.6.        Any change, modification, amendment or alteration of this Agreement shall be in writing, signed by the Parties; and, no course of dealing between the Parties shall be construed to alter the terms of this Agreement.

15.7.        This Agreement, including all exhibits and appendices, contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no oral or other promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.

15.8.       NO BREACH OF THIS AGREEMENT OR CLAIM FOR LOSSES UNDER ANY INDEMNITY OBLIGATION CONTAINED IN THIS AGREEMENT SHALL CAUSE ANY PARTY TO BE LIABLE FOR, NOR SHALL LOSSES INCLUDE, ANY DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, INCIDENTAL SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES.

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LIST OF EXHIBITS

EXHIBIT A	RECEIPT POINTS AND DEDICATION AREA

EXHIBIT B	REDELIVERY POINTS

EXHIBIT C	NOMINATION AND BALANCING PROCEDURES

EXHIBIT A

Attached to and Made a Part of that Certain

Gas Processing Agreement

between

GASCO ENERGY INC., as “Processing Customer”

and

Chipeta Processing LLC, as “Processor”

Dated:  September 21, 2011

RECEIPT POINTS AND DEDICATION AREA

Receipt Points:

Processing Plant inlet meter.

Dedication Area:

The Lands covered by this Agreement shall include all Producer’s interest in the following:

QUARTER	SECTION	TOWNSHIP	RANGE	COUNTY/STATE
All	24	10 South	14 East	Duchesne/Utah
N2, N2S2	25	10 South	14 East	Duchesne/Utah
All	26	10 South	14 East	Duchesne/Utah
All	36	10 South	14 East	Duchesne/Utah
All	2	10 South	15 East	Duchesne/Utah
SE, S2NE	3	10 South	15 East	Duchesne/Utah
E2	10	10 South	15 East	Duchesne/Utah
S2	11	10 South	15 East	Duchesne/Utah
All	12	10 South	15 East	Duchesne/Utah
All	13	10 South	15 East	Duchesne/Utah
All	14	10 South	15 East	Duchesne/Utah
E2	15	10 South	15 East	Duchesne/Utah
All	16	10 South	15 East	Duchesne/Utah
NENE	19	10 South	15 East	Duchesne/Utah
All	21	10 South	15 East	Duchesne/Utah
W2 excluding W2NW	22	10 South	15 East	Duchesne/Utah
E2NE, E2SE	23	10 South	15 East	Duchesne/Utah
All	24	10 South	15 East	Duchesne/Utah
All	25	10 South	15 East	Duchesne/Utah
S2 excluding E2NW, NE	27	10 South	15 East	Duchesne/Utah
All	28	10 South	15 East	Duchesne/Utah
W2SW	30	10 South	15 East	Duchesne/Utah
All excluding E2SE	31	10 South	15 East	Duchesne/Utah
All	32	10 South	15 East	Duchesne/Utah
N2, N2S2	33	10 South	15 East	Duchesne/Utah
N2 excluding NWNE, N2S2	34	10 South	15 East	Duchesne/Utah

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QUARTER	SECTION	TOWNSHIP	RANGE	COUNTY/STATE
All	36	10 South	15 East	Duchesne/Utah
All	2	11 South	15 East	Duchesne/Utah
SE	3	11 South	15 East	Duchesne/Utah
All	5	11 South	15 East	Duchesne/Utah
All	6	11 South	15 East	Duchesne/Utah
All	7	11 South	15 East	Duchesne/Utah
All	8	11 South	15 East	Duchesne/Utah
All	9	11 South	15 East	Duchesne/Utah
All	10	11 South	15 East	Duchesne/Utah
NW	11	11 South	15 East	Duchesne/Utah
All	13	11 South	15 East	Duchesne/Utah
All	14	11 South	15 East	Duchesne/Utah
W2	15	11 South	15 East	Duchesne/Utah
All	16	11 South	15 East	Duchesne/Utah
All	17	11 South	15 East	Duchesne/Utah
All	18	11 South	15 East	Duchesne/Utah
All	19	11 South	15 East	Duchesne/Utah
All	20	11 South	15 East	Duchesne/Utah
All	21	11 South	15 East	Duchesne/Utah
All excluding W2SW	22	11 South	15 East	Duchesne/Utah
All	23	11 South	15 East	Duchesne/Utah
All	24	11 South	15 East	Duchesne/Utah
All	25	11 South	15 East	Duchesne/Utah
All	26	11 South	15 East	Duchesne/Utah
All	27	11 South	15 East	Duchesne/Utah
N2, S2 excluding SWSE, NESE	28	11 South	15 East	Duchesne/Utah
All	29	11 South	15 East	Duchesne/Utah
All	30	11 South	15 East	Duchesne/Utah
N2, N2SE	31	11 South	15 East	Duchesne/Utah
N2, N2S2 excluding NESE	32	11 South	15 East	Duchesne/Utah
All	34	11 South	15 East	Duchesne/Utah
All	35	11 South	15 East	Duchesne/Utah
All	36	11 South	15 East	Duchesne/Utah
All	1	11 South	16 East	Duchesne/Utah
All	3	11 South	16 East	Duchesne/Utah

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QUARTER	SECTION	TOWNSHIP	RANGE	COUNTY/STATE
All	4	11 South	16 East	Duchesne/Utah
All	5	11 South	16 East	Duchesne/Utah
S2, N2 excluding SENE, SENW	6	11 South	16 East	Duchesne/Utah
All excluding NE	8	11 South	16 East	Duchesne/Utah
All excluding NE	9	11 South	16 East	Duchesne/Utah
All	10	11 South	16 East	Duchesne/Utah
W2	12	11 South	16 East	Duchesne/Utah
SW	13	11 South	16 East	Duchesne/Utah
S2	14	11 South	16 East	Duchesne/Utah
S2	15	11 South	16 East	Duchesne/Utah
All	16	11 South	16 East	Duchesne/Utah
All	17	11 South	16 East	Duchesne/Utah
All	18	11 South	16 East	Duchesne/Utah
All	19	11 South	16 East	Duchesne/Utah
All	20	11 South	16 East	Duchesne/Utah
All	21	11 South	16 East	Duchesne/Utah
All	22	11 South	16 East	Duchesne/Utah
All	23	11 South	16 East	Duchesne/Utah
All	24	11 South	16 East	Duchesne/Utah
All	27	11 South	16 East	Duchesne/Utah
All	28	11 South	16 East	Duchesne/Utah
All	29	11 South	16 East	Duchesne/Utah
All	30	11 South	16 East	Duchesne/Utah
All	31	11 South	16 East	Duchesne/Utah
All	32	11 South	16 East	Duchesne/Utah
All excluding N2SE, SWSE	36	11 South	16 East	Duchesne/Utah
SW excluding SESW	25	9 South	16 East	Duchesne/Utah
All excluding SENE, N2NE, and SWSW	26	9 South	16 East	Duchesne/Utah
NESE, NE Excluding SWNE	35	9 South	16 East	Duchesne/Utah
SW excluding SESW, N2, N2SE	1	10 South	17 East	Duchesne/Utah
All	3	10 South	17 East	Duchesne/Utah

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QUARTER	SECTION	TOWNSHIP	RANGE	COUNTY/STATE
All	4	10 South	17 East	Duchesne/Utah
All	5	10 South	17 East	Duchesne/Utah
All	6	10 South	17 East	Duchesne/Utah
All	7	10 South	17 East	Duchesne/Utah
All	8	10 South	17 East	Duchesne/Utah
All	9	10 South	17 East	Duchesne/Utah
All	10	10 South	17 East	Duchesne/Utah
NE, SW, S2SE	12	10 South	17 East	Duchesne/Utah
All	13	10 South	17 East	Duchesne/Utah
S2	14	10 South	17 East	Duchesne/Utah
S2	15	10 South	17 East	Duchesne/Utah
All	16	10 South	17 East	Duchesne/Utah
All	17	10 South	17 East	Duchesne/Utah
All	18	10 South	17 East	Duchesne/Utah
All	19	10 South	17 East	Duchesne/Utah
All	20	10 South	17 East	Duchesne/Utah
All	21	10 South	17 East	Duchesne/Utah
All	22	10 South	17 East	Duchesne/Utah
All	23	10 South	17 East	Duchesne/Utah
All	24	10 South	17 East	Duchesne/Utah
All	25	10 South	17 East	Duchesne/Utah
All	26	10 South	17 East	Duchesne/Utah
All	27	10 South	17 East	Duchesne/Utah
All	28	10 South	17 East	Duchesne/Utah
All	29	10 South	17 East	Duchesne/Utah
All	30	10 South	17 East	Duchesne/Utah
All	31	10 South	17 East	Duchesne/Utah
All	32	10 South	17 East	Duchesne/Utah
All	33	10 South	17 East	Duchesne/Utah
All	34	10 South	17 East	Duchesne/Utah
All	35	10 South	17 East	Duchesne/Utah
All	36	10 South	17 East	Duchesne/Utah
All	1	11 South	17 East	Duchesne/Utah
All	2	11 South	17 East	Duchesne/Utah
All	3	11 South	17 East	Duchesne/Utah
All	4	11 South	17 East	Duchesne/Utah
All	5	11 South	17 East	Duchesne/Utah
S2	6	11 South	17 East	Duchesne/Utah

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QUARTER	SECTION	TOWNSHIP	RANGE	COUNTY/STATE
All	7	11 South	17 East	Duchesne/Utah
All	8	11 South	17 East	Duchesne/Utah
All	9	11 South	17 East	Duchesne/Utah
W2	10	11 South	17 East	Duchesne/Utah
All	11	11 South	17 East	Duchesne/Utah
N2, SW	12	11 South	17 East	Duchesne/Utah
NW, W2SW	13	11 South	17 East	Duchesne/Utah
All	14	11 South	17 East	Duchesne/Utah
All	15	11 South	17 East	Duchesne/Utah
All	16	11 South	17 East	Duchesne/Utah
All	17	11 South	17 East	Duchesne/Utah
N2	18	11 South	17 East	Duchesne/Utah
N2N2	19	11 South	17 East	Duchesne/Utah
N2 excluding SWNW	21	11 South	17 East	Duchesne/Utah
All	22	11 South	17 East	Duchesne/Utah
N2, N2S2	23	11 South	17 East	Duchesne/Utah
N2S2, NW, S2NE	24	11 South	17 East	Duchesne/Utah
All	32	11 South	17 East	Duchesne/Utah
All	36	11 South	17 East	Duchesne/Utah
All	2	12 South	17 East	Carbon/Utah
W2W2	3	12 South	17 East	Carbon/Utah
E2	4	12 South	17 East	Carbon/Utah
E2, E2W2	8	12 South	17 East	Carbon/Utah
N2	9	12 South	17 East	Carbon/Utah
W2W2	10	12 South	17 East	Carbon/Utah
S2, SENE	21	11 South	18 East	Uintah/Utah
All	32	11 South	18 East	Uintah/Utah
All	25	9 South	18 East	Uintah/Utah
All	26	9 South	18 East	Uintah/Utah
All	27	9 South	18 East	Uintah/Utah
S2	33	9 South	18 East	Uintah/Utah
All	36	9 South	18 East	Uintah/Utah
All	16	9 South	19 East	Uintah/Utah
E2, NW, S2SE	17	9 South	19 East	Uintah/Utah
SW, SE excluding SESE	18	9 South	19 East	Uintah/Utah
All excluding

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QUARTER	SECTION	TOWNSHIP	RANGE	COUNTY/STATE
SESE	19	9 South	19 East	Uintah/Utah
All	20	9 South	19 East	Uintah/Utah
All	21	9 South	19 East	Uintah/Utah
All	22	9 South	19 East	Uintah/Utah
All	23	9 South	19 East	Uintah/Utah
All	27	9 South	19 East	Uintah/Utah
All	28	9 South	19 East	Uintah/Utah
All	29	9 South	19 East	Uintah/Utah
All excluding NWNW	30	9 South	19 East	Uintah/Utah
All	31	9 South	19 East	Uintah/Utah
All	32	9 South	19 East	Uintah/Utah
All	33	9 South	19 East	Uintah/Utah
All	34	9 South	19 East	Uintah/Utah
All	35	9 South	19 East	Uintah/Utah
All	36	9 South	19 East	Uintah/Utah
SE, NWNW	3	10 South	19 East	Uintah/Utah
W2	4	10 South	19 East	Uintah/Utah
All	5	10 South	19 East	Uintah/Utah
All	6	10 South	19 East	Uintah/Utah
All	7	10 South	19 East	Uintah/Utah
All	8	10 South	19 East	Uintah/Utah
All	9	10 South	19 East	Uintah/Utah
NW	10	10 South	19 East	Uintah/Utah
All	15	10 South	19 East	Uintah/Utah
All	16	10 South	19 East	Uintah/Utah
E2	17	10 South	19 East	Uintah/Utah
All	21	10 South	19 East	Uintah/Utah
All	23	10 South	19 East	Uintah/Utah
All	12	9 South	19 East	Uintah/Utah
All	13	9 South	19 East	Uintah/Utah
W2SE, E2SW	8	9 South	20 East	Uintah/Utah

6

EXHIBIT B

Attached to and made a part of that certain

Gas Processing Agreement

between

GASCO ENERGY INC., as “Processing Customer”

and

Chipeta Processing LLC, as “Processor”

Dated:  September 21, 2011

REDELIVERY POINTS

Point of interconnect with Colorado Interstate Gas Company (CIG).

Point of interconnect with the Wyoming Interstate Company (WIC) Kanda Lateral.

Point of interconnect with Questar Pipeline Company.

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EXHIBIT C

Attached to and made a part of that certain

Gas Processing Agreement

between

GASCO ENERGY INC., as “Processing Customer”

and

Chipeta Processing LLC, as “Processor”

(Anadarko Uintah Midstream “AUM” will perform all

Nomination and Balancing Procedures for Processor.)

Dated:  September 21, 2011

NOMINATION AND BALANCING PROCEDURES

Capitalized terms in this Exhibit have the meaning given to them under the Gas Processing Agreement.

1.                                      PROCESSING CUSTOMER’S OBLIGATION TO TAKE IN-KIND

1.1.                              Processing Customer shall at all times have the obligation for receiving its share of Residue Gas at the Redelivery Point and arranging for the transportation, marketing or further disposition of that Residue Gas on a daily basis.

2.                                      NOMINATION PROCEDURES

2.1.                              Pursuant to the terms of this Agreement, the Nomination Procedures detailed in this Exhibit will be utilized to cover all nominations made by Processing Customer in respect of the Processing Plant.  All nominations must be made by either Processing Customer or the authorized agent of Processing Customer.  The objective of the Parties is to minimize imbalances affecting Processing Customer’s Residue Gas and sustain the flow of Gas through the Plant.  Should transporters receiving Processing Customer’s Residue Gas revise nomination requirements in a manner that conflicts with the nomination procedures herein, the Parties agree to negotiate changes to the nomination procedures herein as are reasonably required.

3.                                      MONTHLY SCHEDULING OF GAS

3.1.                              By 1:00 p.m. Mountain Time (MT), at least five (5) business days prior to the start of each Accounting Period or initial delivery of Gas, Processing Customer will inform the Gas Control Department (GCD) of the amount of Gas to be delivered by Processing Customer at the Plant Receipt Point and of Processing Customer’s nomination for Residue Gas to be delivered at the Redelivery Point.  Such nomination shall be submitted to AUM in a form available upon request from AUM.  AUM nomination forms may include other information required by AUM to confirm the nomination(s) of Processing Customer.  Incomplete nominations will not be accepted.

3.2.                              By 1:00 p.m. MT, four (4) business days prior to the start of each Accounting Period or initial delivery of Gas, AUM will notify Processing Customer if the nomination from Processing Customer specified above is different from the volume that AUM will confirm at the Redelivery Point on behalf of Processing Customer.  AUM will use its best efforts to work closely with Processing Customer

1

to arrive at a confirmed nomination that best estimates Processing Customer’s current production adjusted for relief of existing imbalance, if any.  Imbalance adjustments may be limited by the downstream pipeline’s acceptance of such adjustments.

3.3.                              If, following the initial nomination, AUM determines, using the best information available, including, but not limited to, measurement charts, electronically transmitted data from EFMs, and pipeline confirmations, that Processing Customer should adjust its nominations, then AUM will not be required to confirm any nomination that is greater or less than AUM’s estimate of Processing Customer’s Residue Gas availability, and AUM will notify Processing Customer and Processing Customer will be required to adjust nominations in accordance with AUM’s request.  Failure by Processing Customer to adjust said nominations may result in AUM reducing Processing Customer’s nominations with the downstream pipeline or a rejection of receipts of Processing Customer’s Gas from Questar at the Plant Receipt Point in order to balance Gas flow with nominations.  The Parties will use their best efforts to keep Processing Customer’s Residue Gas position in balance while maintaining Gas flow, including without limitation, such periodic reporting of relevant data as may be required to timely adjust nominations.

4.                                      DAILY SCHEDULING OF GAS

4.1.                              Daily nomination changes must be conveyed by facsimile to the GCD on a completed nomination form, or such other form acceptable to AUM, by 6:00 a.m. Mountain Standard Time on the business day prior to the effective date of that nomination.  All nominations are subject to confirmation by AUM.

4.2.                              If, following any daily nomination, AUM determines, using the best information available, including, but not limited to, measurement charts, electronically transmitted data from EFMs, and pipeline confirmations, that Processing Customer should adjust its nomination, then AUM will not be required to confirm any nomination that is greater or less than AUM’s estimate of Processing Customer’s Gas availability, except as may be necessary to correct any imbalance which may be determined to exist at that time, and AUM will notify Processing Customer and Processing Customer will be required to adjust its nomination in accordance with AUM’s request.  The Parties will use their best efforts to keep Processing Customer’s Residue Gas position in balance while maintaining Gas flow, including without limitation, such periodic reporting of relevant data as may be required to timely adjust a nomination.

4.3.                              Processing Customer will promptly advise AUM when Processing Customer’s market(s) or other dispositions of Processing Customer’s Residue Gas are interrupted or curtailed and Processing Customer shall change its nominations accordingly.

5.                                      BALANCING PROCEDURES

5.1.                              Processing Customer will inform AUM of the amount of Gas to be delivered by Processing Customer at the Plant Receipt Point and of Processing Customer’s nomination for Residue Gas to be delivered at the Redelivery Point, in accordance with the nomination procedures described above, as same may be amended from time to time.  In the event that Processing Customer does not, on a daily basis, arrange for the transportation and disposition of its Residue Gas at the Redelivery Point, or if Processing Customer nominates Residue Gas volumes in a greater or lesser amount than Processing Customer’s Residue Gas at the Redelivery Point, then a condition of imbalance shall exist.  A “Positive Imbalance” is the volume by which Processing Customer’s Residue Gas exceeds the confirmed nominated pipeline Residue Gas volume disposed of by Processing Customer or the authorized agent of Processing Customer.  A “Negative Imbalance” is the volume by which Processing Customer’s Residue Gas is less than the confirmed nominated pipeline Residue Gas volume disposed of by Processing Customer or the authorized agent of Processing Customer.  AUM and

2

Processing Customer shall work to minimize any imbalance and agree to exchange pertinent information in writing in good faith in an attempt to minimize the imbalance. As soon as practicable AUM shall provide Processing Customer written notice that Processing Customer has a condition of imbalance during any Accounting Period, and Processing Customer shall take immediate corrective action to conform Processing Customer’s nominations to Processing Customer’s physical flows adjusted for relief of existing imbalance, if requested by AUM.  Imbalance adjustments may be limited by the downstream pipeline’s acceptance of such adjustments.

5.2.                              In the event a Positive Imbalance exists at any time during any Accounting Period which is not reasonably within the control of AUM (provided, in no event will AUM have any obligation to secure markets for Processing Customer’s Residue Gas in order to eliminate or reduce an imbalance), and that is greater than 5% of Processing Customer’s current nomination for that Accounting Period, at any time during the Accounting Period and after 2 days notice and opportunity for Processing Customer to correct same, AUM, at its sole discretion may sell Processing Customer’s Positive Imbalance at a price commensurate with prices generally available at the time of the sale, and remit the proceeds, if any, to Processing Customer, less any transportation, compression, or storage charges assessed AUM, and less a $0.10/MMBtu marketing fee charged to Processing Customer by AUM.

5.3.                              AUM shall have the option to “cash out” any Positive Imbalance or Negative Imbalance existing at the end of any Accounting Period, which is not reasonably within the control of AUM, and which is a result of Processing Customer’s failure to fulfill obligations described in this Exhibit “C”, and adjust the imbalance to zero.  If AUM elects to exercise such option, AUM will purchase from Processing Customer the Positive Imbalance, and AUM will sell to Processing Customer the Negative Imbalance, for a price determined from the following schedule:

Tier	Positive Imbalance Level	Price
1	Imbalance up to 5% of Processing Customer’s Residue Gas	100% of Index Price
2	Incremental Imbalance greater than 5% of Processing Customer’s Residue Gas	70% of Index Price

	Negative Imbalance Level	Price
1	Imbalance up to 5% of Processing Customer’s Residue Gas	100% of Index Price
2	Incremental Imbalance greater than 5% of Processing Customer’s Residue Gas	130% of Index Price

Where the “Index Price” is the “Inside FERC’s GAS MARKET REPORT, Prices of Spot Gas Delivered to Pipelines” index for Colorado Interstate Gas Company, Rocky Mountains minus eighteen cents ($0.18) per MMBtu, in the first publication of the applicable month; provided, however, the Price to “cash out” that portion of Processing Customer’s imbalance that results from an act or omission by AUM, or from a Force Majeure event, regardless of the imbalance level, shall be the Tier 1 prices from the above schedule, and, after subtracting that portion of Processing Customer’s imbalance that results from an act or omission by AUM, or from a Force Majeure event, the Price to “cash out” any remaining imbalance shall be determined in accordance with the above schedule.

5.4.                              AUM shall invoice Processing Customer for Processing Customer’s proportional share of any or all imbalance or variance penalties, which are caused in total or in part by Processing Customer or the authorized agent of Processing Customer, that may be imposed or levied by the residue pipelines at the Redelivery Point.

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5.5.                              Should transporters receiving Processing Customer’s Residue Gas revise their balancing requirements in a manner that conflicts with the balancing procedures herein, the Parties agree to negotiate changes to the balancing procedures herein as are reasonably required.

6.                                       COMMUNICATION WITH GAS CONTROL DEPARTMENT

6.1.                              Communication with the GCD should be directed as follows:

Anadarko Uintah Midstream

Attention:  Northern Region Gas Control Department

1099 18th Street, Suite 1800

Denver, CO  80202-1955

Telephone:  (720) 929-6204

8:00 a.m. to 5:00 p.m. MT

Facsimile:  (720) 929-7204

4